Exhibit 10.5

SECOND AMENDMENT TO LEASE

(1821 East Dyer Road)

THIS SECOND AMENDMENT TO LEASE (“Second Amendment”) is made and entered into as of the 5th day of November, 2003, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership (“Landlord”) and NEWPORT CORPORATION, a Nevada corporation (“Tenant”).

RECITALS:

A.            Landlord and Tenant entered into that certain Standard Form Office Lease dated as of November 1, 2000 (the “Original Lease”) as amended by that certain First Amendment to Lease dated as of May 23, 2001 by and between Landlord and Tenant (“First Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space located in that certain building located and addressed at 1821 East Dyer Road, Santa Ana, California (the “Building”). The Original Lease, as amended by the First Amendment, may be referred to herein as the “Lease.”

B.            By this Second Amendment, Landlord and Tenant desire to reduce the Existing Premises (as such term is defined in Section 1 below) and to otherwise modify the Lease as provided herein.

C.            Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT:

1.            The Existing Premises.  Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain office space in the Building containing a total of 89,623 rentable square feet and comprised of that certain space known as Suite 100 containing 65,255 rentable square feet located on the first (1st) floor of the Building (“Suite 100”), plus that certain space known as Suite 225 containing 12,488 rentable square feet located on the second (2nd) floor of the Building (“Suite 225”), both as outlined on Exhibit ”A” to the Original Lease, plus that certain mezzanine space containing approximately 11,880 rentable square feet located on the second (2nd) floor of the Building (“Mezzanine Space”), as outlined on Exhibit “A” to the First Amendment. Collectively, Suite 100, Suite 225 and the Mezzanine Space are referred to as the “Existing Premises.”

2.            Reduction of the Existing Premises.  Suite 100, the Mezzanine Space, and a portion of Suite 225, all as outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof, may be referred to collectively herein as the “Reduction Space.” Landlord and Tenant hereby stipulate that the Reduction Space contains a total of 77,635 rentable square feet. Effective as of the earlier of (i) the Commencement Date under the New Lease (as such term is defined in Section 8 below) as reasonably determined by Landlord and (ii) April 1, 2004 (the “Reduction Commencement Date”), the Existing Premises shall be decreased to exclude the Reduction Space and Tenant shall surrender and deliver exclusive possession of the Reduction Space to Landlord in accordance with Article 29 of the Original Lease. Landlord and Tenant hereby agree that such deletion of the Reduction Space from the Existing Premises shall, effective as of the Reduction Commencement Date, decrease the number of rentable square feet leased by Tenant in the Building to a total of 11,988 rentable square feet (the “Reduced Premises”). If Tenant fails to vacate and surrender and deliver exclusive possession of the Reduction Space to Landlord on or before the Reduction Commencement Date, the holdover provisions of the Lease shall apply. Effective as of the Reduction Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as reduced by the Reduction Space.

3.            Access to the Existing Premises/Reduction Space.  Tenant hereby acknowledges and agrees to provide Landlord or its designees access to the Existing Premises from and after the date of mutual execution and delivery of this Second Amendment by Landlord and Tenant and prior to the Reduction Commencement Date to allow Landlord or its designees to construct certain improvements in the Reduction Space as required under the New Lease. The performance of such work by or on behalf of Landlord or its designees shall not be deemed a constructive eviction, nor shall Tenant be entitled to any abatement of rent in connection therewith; provided, however, in connection with any entry to the Existing Premises by Landlord or its designees pursuant to Landlord’s rights set forth in this Section 3, Landlord and its designees agree to use good faith, commercially reasonable efforts to minimize any interference with Tenant’s permitted business operations in the Existing Premises.

4.            Tenant’s Representations.  Tenant represents and warrants to Landlord that (i) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Reduction Space; (ii) no other person, firm or entity has any right, title or interest in the Reduction Space; and (iii) Tenant has the full right, legal power and actual authority to enter into this Second Amendment and to terminate the Lease as to the Reduction Space without the consent of any person, firm or entity. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Reduction Commencement Date there shall not be any, mechanics’ liens or other liens encumbering all or any portion of the Reduction Space by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns.

5.            Monthly Basic Rental for the Reduced Premises.  Effective as of the Reduction Commencement Date, Tenant shall pay in accordance with the provisions of this Section 5, monthly Basic Rental for the Reduced Premises only:

Period	Monthly Basic Rent	Monthly Basic Rent Per Rentable Square Foot*
Reduction Commencement Date – 1/31/04	$12,707.28	$1.06
2/1/04-1/31/05	$13,066.92	$1.09
2/1/05-1/31/06	$13,546.44	$1.13

*	Calculated based upon the rentable square feet within that portion of the Reduced Premises comprised of the remaining portion of Suite 225 only. In addition, if the Reduction Commencement Date is not the first (1st) day of a calendar month, the monthly Basic Rental for such partial month shall be prorated based on the actual number of days in such month. All other payments or adjustments required to be made under the terms of the Lease, as amended by this Second Amendment with regard to the Reduced Premises, shall be prorated on the same basis.

6.            Tenant’s Proportionate Share.  Notwithstanding anything to the contrary in the Lease, commencing as of the Reduction Commencement Date and continuing during the remainder of the Term, Tenant’s Proportionate Share of any increase in Direct Costs shall be 9.44% (based upon a total of 126,941 rentable square feet in the Building).

7.            Parking.  Notwithstanding anything to the contrary contained in the lease, effective as of the Reduction Commencement Date and continuing throughout the remainder of the Term, Tenant shall be entitled to use up to a total of fifty (50) unreserved parking passes, plus an additional three (3) reserved parking spaces (the location of such reserved parking spaces to be designated by Landlord). Tenant’s rental and use of such unreserved passes and reserved parking spaces shall be governed by the terms and conditions set forth in Article 23 of the Original Lease, as amended.

8.            Condition.  The obligations of Landlord under this Second Amendment are conditioned upon the following (collectively, the “Conditions”): (i) the full execution and delivery of a new lease (“New Lease”) by and between Landlord and a new tenant, whereby the new tenant shall lease the Reduction Space upon terms satisfactory to Landlord in its sole, but good faith discretion; and (ii) the satisfaction or waiver of any express conditions to the effectiveness of the New Lease. In the event that the Conditions are not satisfied on or before December 1, 2003, this Second Amendment shall, at Landlord’s option upon written notice to Tenant, be null and void and of no force or effect and the Lease shall continue in full force and effect with Tenant.

9.            Consideration to Landlord.  As additional consideration for Landlord’s execution of this Second Amendment, Tenant shall pay to Landlord the sum of Seven Hundred Thirty-Five Thousand and No/100 Dollars ($735,000.00) (the “Reduction Fee”). The Reduction Fee shall be paid by Tenant in two (2) equal installments of Three Hundred Sixty-Seven Thousand Five Hundred and No/100 Dollars ($367,500.00) as follows: (i) the first installment in the amount of Three Hundred Sixty-Seven Thousand Five Hundred and No/100 Dollars ($367,500.00) shall be paid by Tenant to Landlord concurrently with Tenant’s execution of this Second Amendment in immediately available funds; and (b) the second installment in the amount of Three Hundred Sixty-Seven Thousand Five Hundred and No/100 Dollars ($367,500.00) shall be paid to Landlord through funds made available from a Letter of Credit to be provided by Tenant in favor of Landlord pursuant to the further provisions of this Section 9.

In furtherance of clause (ii) of this Section 9, concurrently with Tenant’s execution of this Second Amendment, Tenant shall deliver to Landlord an unconditional, irrevocable, renewable and transferable letter of credit (“Letter of Credit”) in favor of Landlord in a form attached hereto as Exhibit “B”, issued by a bank reasonably satisfactory to Landlord with a branch located in Southern California, in the principal amount of Three Hundred Sixty-Seven Thousand Five Hundred and No/100 Dollars ($367,500.00) (“Stated Amount”), which Stated Amount represents the second installment of the Reduction Fee required to be paid by Tenant pursuant to the first grammatical paragraph of this Section 9 above. The Letter of Credit shall be held by Landlord in accordance with the terms, provisions and conditions of this Section 9. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit. If the Letter of Credit delivered by Tenant is inconsistent with the form attached hereto as Exhibit “B” (including, without limitation, the wrong name or address for the Beneficiary), Landlord may so notify Tenant in writing, in which case Tenant shall cause the Letter of Credit to be corrected within five (5) business days after such notice. In no event shall the issuing bank have total assets of less than One Billion Dollars and capital less than six percent (6%) of its total assets (in each case as determined by the applicable federal regulator of the respective bank). If at any time the issuing bank does not satisfy such criteria, Tenant shall immediately deliver to Landlord a replacement Letter of Credit issued by a bank that satisfies such criteria.

The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord’s behalf for the Stated Amount of the Letter of Credit, or any portion thereof, and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand (the foregoing requirement will be satisfied with language to the following effect in the Letter of Credit: “Beneficiary is entitled to draw upon the Letter of Credit in accordance with that certain Second Amendment to Lease dated November 5, 2003, between Beneficiary and Applicant”). Landlord agrees that Landlord shall make only one (1) demand for the Stated Amount and except as otherwise set forth in clauses (A), (B) (C), or (D) of this grammatical paragraph below, such demand will not be made by Landlord prior to April 1, 2004. In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary. Tenant shall be responsible for the payment to the issuing bank of any transfer costs imposed by the issuing bank in connection with any such transfer. If (A) the term of the Letter of Credit held by Landlord will expire prior to May 31, 2004 and the Letter of Credit is not extended, or a new Letter of Credit for an extended period of time is not substituted, at least thirty (30) days prior to the expiration of the Letter of Credit, or (B) Tenant commits a default beyond any applicable notice and cure period, with respect to any provision of the Lease (as amended by this Second Amendment), or (C) Tenant files a voluntary petition under Title 11 of the United States Code (i.e., the Bankruptcy Code), or otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or hereinafter amended, or any similar law or statute, or (D) Tenant does not deliver a substitute Letter of Credit as required above in the event the issuing bank fails to satisfy the financial criteria set forth above, Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and the proceeds received from such draw shall constitute Landlord’s property (and not Tenant’s property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds for the second installment of the Reduction Fee payable to Landlord pursuant to this Section 9.

The use, application or retention of the Letter of Credit, the proceeds or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under the Lease (as modified by this Second Amendment), it being intended that Landlord shall not be required to proceed against the Letter of Credit, and such use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.

Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

Notwithstanding anything contained in this Section 9 to the contrary, if Tenant fails to deliver the first installment of the Reduction Fee and/or the Letter of Credit to Landlord at the times and in the manner set forth for each above, then Landlord shall have the option to either (i) deem this Second Amendment null and void, in which case the Lease shall continue in full force and effect for the remainder of the Lease Term, or (ii) deem this Second Amendment effective and pursue any remedies Landlord may have against Tenant at law or in equity for failure to pay such Reduction Fee.

10.            Brokers.  Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Second Amendment.

11.            Defaults.  Tenant hereby represents and warrants to Landlord that, as of the date of this Second Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

12.            No Further Modification.  Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the “Lease” shall refer to the Lease as amended by this Second Amendment.

[SIGNATURES ATTACHED NEXT PAGE]

IN WITNESS WHEREOF, this second Amendment has been executed as of the day and year first above written.

“LANDLORD”	ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership

	By:	ARDEN REALTY, INC., a Maryland corporation Its: Sole General Partner

		By:	/S/ ROBERT C. PEDDICORD
			Its:	Senior Vice President Leasing and Operations

“TENANT”	NEWPORT CORPORATION, a Nevada corporation

	By:	/S/ WILLIAM R. ABBOTT
Print Name: William R. Abbott Title: Vice President of Finance and Treasurer

	By:	/S/ DANIEL DELLA FLORA
Print Name: Daniel Della Flora Title: Vice President & Corporate Controller

EXHIBIT “A”

OUTLINE OF REDUCTION SPACE

[PLAN]

EXHIBIT B

LETTER OF CREDIT

Arden Realty Limited Partnership

11601 Wilshire Boulevard, Fourth Floor

Los Angeles, California 90025

Attention: Legal Department

Ladies and Gentlemen:

We hereby establish in your favor, for the account of Newport Corporation, a Nevada corporation (“Applicant”), our Irrevocable Letter of Credit and authorize you to draw on us at sight the aggregate amount of Three Hundred Sixty-Seven Thousand Five Hundred and No/100 Dollars ($367,500.00) (“Stated Amount”).

Funds under this Letter of Credit are available to Arden Realty Limited Partnership Limited Partnership, a Maryland limited partnership (the “Beneficiary”) as follows:

Any and all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by Beneficiary when accompanied by this Letter of Credit and a written certification signed by an authorized signatory of Beneficiary certifying that such sums are due and owing to Beneficiary pursuant to that certain Second Amendment dated November 5, 2003 (“Second Amendment”) by and between Beneficiary, as Landlord, and Applicant, as Tenant, together with a notarized certification by any such individual representing that such individual is authorized by Beneficiary to take such action on behalf of Beneficiary. The sums drawn by Beneficiary under this Letter of Credit shall be payable upon demand without necessity of notice to the Applicant. Partial drawings shall be permitted.

This Letter of Credit is transferable in its entirety. Should a transfer be desired, such transfer will be subject to the return to us of this Letter of Credit, together with written instructions.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank. We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit shall expire on May 31, 2004.

Should the term of this Letter of Credit expire at any time prior to the foregoing expiration date, this Letter of Credit shall be automatically renewed, at least thirty (30) days prior to any such date of expiration, for successive one (1) year periods, or for lesser periods as required to ensure that this Letter of Credit remains in full force and effect until the foregoing expiration date, unless, at least thirty (30) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the address set forth above or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed.

This Letter of Credit is governed by the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

Very truly yours,

(Name of Issuing Bank)

By: